UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Plymouth Road

Suite 500

Plymouth Meeting, Pennsylvania 19462-1646

(484) 567-7204

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2018, David R. Caro notified the Board of Directors (the “Board”) of BrightView Holdings, Inc. (the “Company”) of his resignation as a director of the Company, effective October 10, 2018. Mr. Caro’s resignation as a director was not the result of any dispute or disagreement with the Company or the Board.

Mr. Caro served on the Board as a designee of MSD Partners, L.P. (“MSD Partners”) under the terms of the Stockholders Agreement, dated as of June 27, 2018, by and among the Company, certain affiliates of Kohlberg Kravis Roberts & Co. L.P. and private equity funds managed by MSD Partners (the “Stockholders Agreement”). In conjunction with Mr. Caro’s resignation from the Board, MSD Partners nominated Shamit Grover, a Managing Director of the Private Capital Group of MSD Partners, to replace Mr. Caro, pursuant to its rights set forth in the Stockholders Agreement. On October 11, 2018, the Board appointed Mr. Grover to the Board to fill the vacancy resulting from Mr. Caro’s resignation, effective immediately, for a term expiring at the Company’s 2019 annual meeting of stockholders.

Except for the Stockholders Agreement, there were no arrangements or understandings pursuant to which Mr. Grover was elected as a director. There are no related party transactions between the Company and Mr. Grover reportable under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BrightView Holdings, Inc.

Date: October 12, 2018	By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary